                         INVESTMENT ADVISORY AGREEMENT

     THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement"), dated March 31, 2001, is by and between Aetna Life Insurance and Annuity Company, a corporation existing under the laws of Connecticut ("Client"), and ING INVESTMENT MANAGEMENT LLC, a Delaware limited liability company ("IIM").

     SECTION 1. APPOINTMENT OF IIM - Client hereby appoints IIM to provide investment advisory services with respect to assets of Client allocated from time to time by Client to IIM (the "Account") under the terms and conditions set forth in this Agreement. IIM hereby accepts such appointment and agrees to provide such investment advisory services, subject to the terms and conditions of this Agreement.

     SECTION 2. INVESTMENT GUIDELINES - Client shall provide from time to time written investment objectives and guidelines established by its Board of Directors to IIM (the "Client Guidelines"). IIM shall make recommendations to Client regarding the direction and management of the investment and reinvestment of assets in the Account, and shall invest and reinvest the assets in the Account consistent with the Client Guidelines. To the extent that Client's investments are subject to restrictions based on the laws and regulations of Client's domicile, Client will provide IIM with an initial copy and prompt updates of such restrictions. The Client Guidelines currently in effect are attached hereto as EXHIBIT "A".

     SECTION 3. DISCRETIONARY AUTHORITY: BROKERAGE: - Subject to the terms and conditions of this Agreement, Client hereby confers, and IIM hereby accepts (a) full discretion and authority to supervise, manage and direct their assets in the Account, including, without limitation, establishing a securities lending program, and (b) the right, power and authority, as Client's agent, to negotiate, execute, deliver, amend, modify and/or terminate such legal documents of every kind and nature which IIM believes are necessary or advisable in connection with its performance of this Agreement (including without limitation, contracts, deeds, notes, assignments, mortgages, leases, security agreements and service agreements). IIM shall have the power and authority as Client's agent to establish brokerage accounts on behalf of Client, to purchase, sell, invest, reinvest, exchange, convert and trade the assets in the Account and to place all orders for the purchase and sale of securities with or through brokers, dealers or issuers selected by IIM (including those that from time to time may furnish to IIM statistical and investment research information and other services).

     SECTION 4. ADMINISTRATIVE SERVICES - IIM will provide Client with the following administrative services: preparation of Schedules B and D to Client's annual statement; preparation of quarterly investment reports for submission by Client to its Board of Directors; pricing of portfolios on a periodic basis as mutually agreed; private placement securities servicing (provided that servicing needs outside IIM's historical experience may be outsourced, and billed to Client, at IIM's cost); coordination of purchases and sales at custodian banks; and management of a securities lending program and coordination of securities lending transactions (as and if applicable to the Account). IIM will also (at its election) either provide or arrange for the provision of mortgage loan servicing for the Account. Client will pay the fees of any third party mortgage loan servicer. IIM shall keep and maintain or cause to be kept and maintained full and complete documentation and records of all transactions in respect of the assets in the Account and shall reconcile its books and records and the books and records of the custodian in a manner deemed acceptable by IIM. IIM shall maintain custody of said documentation and records and shall make them available to ALIAC and the Connecticut
Insurance Department upon request.

     SECTION 5. FEES - Client will pay to IIM as full compensation for services rendered a quarterly fee based on the annual fees set forth in EXHIBIT "B", which is attached hereto and incorporated herein by reference. The books, accounts, and records for each party shall be maintained so as to clearly and accurately disclose the precise details of the transactions to support the reasonableness of the asset based fees charged. This fee schedule may be amended by written agreement of the parties. If IIM shall serve for less than the whole of any quarterly period, its compensation shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as an advisor hereunder. No cash or securities due to or held for the Account shall be paid or delivered to IIM except in payment of the fee payable to IIM under this Agreement.

     SECTION 6. PROCEDURES - All transactions will be consummated by payment to or delivery by Client, or such other party as the Client may designate in writing (the "Custodian"), of all cash and/or securities due to or from the Account. IIM shall not act as custodian for the Account. IIM shall instruct all brokers or dealers executing orders on behalf of the Account to forward copies of all brokerage confirmations promptly after execution of such transaction to Client and/or the Custodian. Client will instruct the Custodian, if any, to provide IIM with such periodic reports concerning the status of the Account as IIM may reasonably request. IIM shall be authorized to rely and act upon instruction received from any Client representative reasonably believed by IIM to be authorized to provide such instruction.

     SECTION 7. PROXIES - Unless otherwise requested by Client, IIM shall vote securities held in the Account in response to proxies solicited by the issuers of such securities in accordance with IIM's proxy voting guidelines as in effect from time to time. A copy of such guidelines will be provided to Client upon its request.

     SECTION 8. SERVICE TO OTHER CLIENTS - It is understood that IIM provides investment advisory services for other clients. It is further understood that IIM may take investment action on behalf of such other clients which differs from investment action taken on behalf of Client. If the purchase or sale of securities for the Account and for one or more such other clients is considered at or about the same time, the transactions in such securities will be allocated in a manner deemed equitable by IIM.

     SECTION 9. LIMITATION OF LIABILITY - In rendering services under this Agreement, IIM will not be subject to any liability to Client or to any other party for any act or omissions of IIM except as the result of IIM's gross negligence or willful misconduct. IIM may, with respect to questions of law, apply for and obtain the advice and opinion of counsel, and shall be fully protected with respect to anything done by it in good faith in conformity with such reasonable advice or opinion. Nothing herein shall in any way constitute a waiver or limitation of any right of any party under applicable Federal or State law.

     SECTION 11. CERTAIN EXPENSES - Client shall pay, or reimburse IIM for, all costs and expenses incurred by IIM (including without limitation the fees and expenses of outside counsel) in connection with litigation, workouts, restructuring and other similar activities related to the performance of IIM's obligations hereunder. IIM shall also be entitled to obtain reimbursement from Client for such other fees, costs and expenses which are agreed upon by Client and IIM and payable to unrelated third party contractors engaged by IIM pursuant to this Agreement in connection with IIM's performance of this Agreement. The expenses incurred and payments received or made will be allocated according to customary accounting practices.

     SECTION 12. REPRESENTATIONS BY CLIENT - Client hereby represents and warrants to IIM as follows:

          (a) Client has the power and authority to execute, deliver and perform its obligations under this Agreement;

          (b) This Agreement has been duly authorized, validly executed and delivered by one or more authorized signatories of Client, and this Agreement constitutes a legal, valid and binding obligation of Client, enforceable against Client in accordance with its terms;

          (c) The execution and delivery of this Agreement and Client's performance hereunder do not and will not be in contravention of or in conflict with Clients charter documents or the provisions of any statute, judgment, order, indenture, instrument, agreement or undertaking to which Client is a party of by which Client's assets or properties are or may become bound. Client has obtained all necessary consents and approvals of all regulatory and governmental authorities and agencies having jurisdiction over Client for Client to execute and deliver this Agreement and to perform hereunder.

     SECTION 13. REPRESENTATIONS BY IIM - IIM hereby represents and warrants to Client as follows:

          (a) IIM has the power and authority to execute, deliver and perform its obligations under this agreement;

          (b) This agreement has been duly authorized, validly executed and delivered by one or more authorized signatories of IIM, and this Agreement constitutes a legal, valid and binding obligation of IIM, enforceable against IIM in accordance with its terms;

          (d) The execution and delivery of this Agreement and IIM's performance hereunder do not and will not be in contravention of or in conflict with IIM's charter documents or the provisions of any statute, judgment, order, indenture, instrument, agreement or undertaking to which IIM is a party or by which IIM's assets or properties are or may become bound. IIM has obtained all necessary consents and approvals of all regulatory and governmental authorities and agencies having jurisdiction over IIM for IIM to execute and deliver this Agreement and to perform hereunder.

     SECTION 14. FORM ADV PART II - The parties hereto acknowledge that, prior to the execution of this Agreement, IIM furnished to Client, for Client's review and inspection, a copy of the Form ADV Part II most recently filed by IIM with the Securities and Exchange Commission. Upon Client's written or oral request, IIM shall provide to Client a copy of any future Form ADV Part II.

     SECTION 15. TERMINATION - This Agreement shall be renewable yearly by agreement of the parties, which renewal shall be automatic, unless terminated by either party upon thirty (30) days prior written notice.

     SECTION 16. NOTICE - Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

                To IIM:        ING INVESTMENT MANAGEMENT LLC
                               c/o Corporate Counsel
                               5780 Powers Ferry Road - Suite 300
                               Atlanta, Georgia 30327-4349

                To Client:     AETNA LIFE INSURANCE AND ANNUITY COMPANY
                               c/o Chief Financial Officer
                               151 Farmington Ave.
                               Hartford, CT 06156

     SECTION 17. CONSTRUCTION OF AGREEMENT - This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the State of Georgia.

     SECTION 18. ASSIGNMENT This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns hereunder: provided, however, that IIM may not assign its rights and obligations under this Agreement unless and until it shall have first received the prior written consent of Client. The above consent may be withheld for any reason, but if such consent is given, IIM's assignee shall be required to assume and agree to perform all the obligations of IIM hereunder and IIM shall remain fully liable for the performance of its obligations under this Agreement arising prior to any such assignment.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above.

CLIENT:                           AETNA LIFE INSURANCE AND ANNUITY COMPANY
                                  By: /s/ Shaun P. Matthews
                                      ------------------------------------
                                      Name: SHAUN P. MATTHEWS
                                      Title: SENIOR VICE PRESIDENT


IIM:                              ING INVESTMENT MANAGEMENT LLC
                                  By: /s/ Mark S. Jordahl
                                      ------------------------------------
                                      Name: MARK S. JORDAHL
                                      Title: PRESIDENT

                                                              EXHIBIT "A"

                                                           CLIENT GUIDELINES

               AETNA LIFE INSURANCE AND ANNUITY COMPANY

               GENERAL ACCOUNT INVESTMENT POLICY STATEMENT


Following is a statement of overall investment guidelines for ING FSI North America (FSI-NA). The guidelines apply to the general accounts of the insurance companies in the United States and Canada. The aggregate of portfolios for each country should be within these guidelines; legal entity and individual portfolios can be outside these guidelines with the approval of FSI-NA General Management. Insurance Regulations pertaining to asset and portfolio characteristics will, of course, supersede these guidelines. Also stated are some specific guidelines and other considerations for our investment program.


BROAD GUIDELINES

I.   QUALITY

     Portfolios should be cautious in accepting credit risk. The incremental returns for accepting this risk can appear attractive in good times and inadequate in bad times. Therefore, it is the philosophy of FSI-NA that the credit risk exposure should be highly diversified, actively managed, and under continuous review. Specific maximum exposures have been selected to achieve these results.

     Average quality of fixed income securities - e.g., public bonds, private placements, asset-backed securities, and MBS/CMO - cannot be below A+ for each country. FSI-NA will monitor bond quality on a quarterly basis.

     Credit quality guidelines include maximum holdings of individual credits. These maximum holdings apply to initial purchases of securities. If existing holdings deteriorate in quality and violate these maximums the security must be immediately evaluated and brought into compliance with these guidelines or obtain approval of FSI-NA General Management. Each portfolio is expected to use adequate default charges to cover credit risk.

     May 11, 1998

     A.   MAXIMUM HOLDINGS OF INDIVIDUAL CREDITS - US

                                                                           % OF
SECURITY                                                               TOTAL ASSETS
--------                                                               ------------
US Governments and all US Government Guaranteed                           No Limit

AAA Mortgage-Backed Securities (per issue)                                 2.00%

AA Mortgage-Backed Securities (per issue)                                  1.00

Corporates, Public and 144A Private Asset-Backed                           1.00
  Securities, and Commercial Mortgage-Backed Securities
  AAA to AA-

Corporates and Whole Loan MBS/CMO A+ to A-                                 0.75

Corporates and Whole Loan MBS/CMO BBB+ to BBB-                             0.50

Private Placements, Private and Public Asset-Backed
  Securities:
      A- or better                                                         0.60
      BBB+ to BBB-                                                         0.45

Public and Private Non-Investment Grade                                    0.25
  (Split-Rated, BB and B)

Foreign Based Corporations

      Corporates based in countries rated at least A-/A3           Same as for domestic
      and/or U.S. $ convertibility risk mitigated transactions     companies

      All Others                                                           0.25

Commercial Mortgage (per transaction)                                      0.45

B.   MAXIMUM HOLDINGS OF INDIVIDUAL CREDITS - CANADA

     QUALITY RATING (CBRS)                              % OF TOTAL ASSETS
     ---------------------                              -----------------
     Federal Government                                     No Limit

     Provincial Governments (per Province)                     15%

     Municipal Governments (per Municipality)                   5

     Financial Papers of Six Largest Banks (per Bank)           5

     Corporates AAA                                             4

     Corporate AA                                               3

     Corporates A                                               2

     Corporates BBB                                             1

     Mortgage-backed securities Guaranteed by NHA               2

     Commercial Mortgages (uninsured)                           1

     Private Placements                                         1

             AAA                                                1.0
             AA                                                 0.8
             A                                                  0.6
             BBB                                                0.5

     Public & Private Below Investment Grade                    0.3

II.  MATCHING

     To minimize interest rate risk, we embrace the basic principle that for each portfolio, duration and, if applicable, cash flow must bear a known relationship to the corresponding characteristics of life insurance and savings product liabilities. The duration of each portfolio must be maintained within the range established by FSI-NA and may not exceed target duration by more than one year. The asset/liability relationship will be monitored and documented on a regular basis.

     Only fixed-income securities and commercial mortgages are authorized for liability matching unless general account liabilities are linked to equity performance. Common stock, real estate, and other equity investments are permissible in surplus portfolios and are to be excluded from duration of fixed income assets. All assets should be either denominated in or swapped into the currency of the liability to be consistent with our matching philosophy.

III. DIVERSIFICATION

     The asset mix of the country will be within maximum exposures for the general account assets (excluding separate accounts and segregated/variable accounts):

                                                   US ASSET CLASS MAXIMUMS
                                                   -----------------------
ASSET CLASS

Public Bonds                                                 100%
Below Investment Grade                                         8.5
Foreign Based Corporations
     Aggregate Limit                                          10
     Country Limit (by rating category)
          AAA to AA-                                           4
          A+ to BBB                                            3
          Below Investment Grade or Unrated                    2
MBS/CMO (including CMO-B)                                     40
CMO-B                                                          7*
Commercial Mortgages                                          20
Private Placements                                            30
Preferred Stock                                               10
"Basket Assets"                                               10**
(Common Stock, Real Estate and other
 Equity Investments)

       * Target maximum is 7%; allocation may increase to 8% over short term periods -- i.e., three consecutive month ends -- to take advantage of market opportunities

       ** not to exceed surplus

                                                 CANADIAN ASSET CLASS MAXIMUMS
                                                 -----------------------------
ASSET CLASS

Bonds and MBS                                                100%

Insured Mortgages                                             50

Commercial Mortgages                                          50

Below Investment Grade                                         5

Preferred Shares                                              30

Common Shares                                                 15*

Private Placements                                            20

Short term securities excluding operating cash                20

* (i) Excluding equities matched to general account liabilities and (ii) not to exceed surplus.

Diversification by asset class is desirable to add economic diversification and to diversify away the risks of credit, liquidity, and convexity/call. It is our philosophy that diversification among and within asset classes mitigates those infrequent but severe periods that befall every asset class from time-to-time.

SPECIFIC GUIDELINES

     1.   No venture capital.

     2. Maximum exposure to below investment grade bonds limited to 8.5% of assets.

     3. Interest rate swaps, currency swaps, interest rate caps and floors, equity options, and other derivatives may be used in conjunction with specific direct investments or for portfolio asset liability management provided the resultant exposure is within counterparty exposure limits separately established; use of derivatives for purposes beyond the parameters established in these guidelines is prohibited.

REAL ESTATE EQUITIES

In order to opportunistically take advantage of equity real estate investments offering unusually attractive returns or joint transactions with ING real estate, such investments are permissible but the book value of such assets would be limited to no more than two percent (2%) of invested assets.

INVESTMENT RESULTS

FSI-NA General Management will approve investment performance benchmarks for each portfolio. These may include spread/benchmarks, total return benchmarks, competitive measurement and positioning, and investment income targets depending on the nature of the asset/liability relationship and the portfolio management strategy. Actual results vs. benchmarks will be reviewed quarterly.

TAX EFFICIENCY

Portfolios can be modified to achieve enhanced after-tax results. These modifications generally take two forms: tax-enhanced investments such as common and preferred shares to minimize income taxes and transactions undertaken to minimize capital gains taxes. These activities are encouraged as long as they are consistent with the tax position in each country and do not incur capital loss beyond levels approved by FSI-NA.

SHORT TERM INVESTMENT REQUIREMENTS -- U.S.

Short-term (90 days or less) investing will be done only in Treasury, Mortgage-Backed Repurchase Agreements, Commercial Paper, Time Deposits, Bankers Acceptance Notes and Loan Participations in domestic companies carrying a quality rating of A1, P1 or the long-term credit rating of A3 or higher.

                                                          EXHIBIT "B"

                         ING INVESTMENT MANAGEMENT LLC

                             ADVISORY FEE SCHEDULE

                              AS OF APRIL 1, 2001

ANNUAL ASSET MANAGEMENT FEES (based on assets under management):

ASSET CLASS                                                        BASIS POINT FEE
----------------------------------------------------------------------------------------
-  public bonds, MBS, CMO-A, preferred stock, insured                    20.0
   residential mortgages and short term investments

-  private placements (investment grade)                                 20.0

-  below investment grade                                                25.0

-  derivatives                                                           50.0

-  CMO-B                                                                 50.0

-  actively managed common stock and other high yield                    50.0
   stock programs

-  indexed common stocks                                                 10

-  commercial mortgages                                                  20.0

-  real estate, foreclosed mortgages, and problem                        72.7
   commercial loans

-  portfolio management and investment services (applied to     1.8 b.p. for first $1.0
   all assets under management per portfolio)                   billion and 0.8 b.p.
                                                                for the excess

-  separate accounts, segregated funds, and pension trusts      5.0 b.p. in additional
                                                                to the asset class
                                                                charge

PRODUCTION FEE (one-time fee assessed at close of transaction):

ASSET CLASS                                                        BASIS POINT FEE
----------------------------------------------------------------------------------------
-  private placements (investment grade)                                 20.7

-  private placements (international - investment grade)                 30.0

-  private placements (BIG)                                              40.0

-  commercial mortgages                                                  16.7